Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TRUNITY HOLDINGS, INC.", CHANGING ITS NAME FROM "TRUNITY HOLDINGS, INC." TO "TRUE NATURE HOLDING, INC.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2015, AT 2:10 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5096976 8100
SR# 20151610544

Authentication: 201608619
Date: 01-04-16

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TRUNITY HOLDINGS INC. (A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of TRUNITY HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section 1 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended to change the name of the Corporation to: True Nature Holding, Inc.

FURTHER RESOLVED: Section 8 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended and replaced with the following:

8.0 The total number of shares of stock that the Corporation shall have authority to issue, after giving effect to the stock split contained herein, is five hundred million (500,000,000) shares of common stock, having a par value of one cent ($0.01) per share ("Common Stock"); and ten million (10,000,000) shares of preferred stock, with a par value of one cent ($0.01) per share ("Preferred Stock").

FURTHER RESOLVED: Section 8 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

8.1 On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the "Reverse Stock Split") of its outstanding Common Stock pursuant to which every one hundred and one (101) issued and outstanding shares of the Corporation's Common Stock, par value $0.01 (the "Old Common Stock") shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.01 (the "New Common Stock"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No fractional shares of the Corporation's Common Stock shall be issued as a result of the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall issue one whole share in lieu of the fractional share.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be December 31, 2015, subject to regulatory approvals.

The foregoing resolutions and this Certificate of Amendment were adopted by majority of the Board of Directors of the Corporation pursuant to a joint written consent dated December 19, 2015 of the directors of the Corporation, in accordance with Section 141 of the Delaware General Corporation Law, and of holders of a majority of the outstanding shares of the Corporation's voting stock, including the holders of the Company's Series X Preferred stock, in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation, as amended, as of 24th of December, 2015.

SKeaveney

By: Stephen Keaveney, Chairman, Chief Executive Officer & Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:10 PM 12/31/2015
FILED 02:10 PM 12/31/2015
SR 20151610544 - File Number 5096976